EXHIBIT 99(2)


                   2007 First Quarter Earnings Conference Call

Thank you Jay, and welcome to our first quarter conference call. I will make a few brief comments after which John Rielly will review our financial results.

Our first quarter 2007 Exploration and Production financial results were lower than the year ago quarter as the result of weaker commodity prices and higher production costs, which were partially offset by higher production volumes.

First quarter 2007 oil and natural gas production averaged 382 thousand barrels of oil equivalent per day, which was about 6% above the year ago period. Our full year 2007 production forecast remains 370-380 thousand barrels of oil equivalent per day. Looking at the balance of the year, worldwide production is anticipated to average in the range of 350-360 thousand barrels of oil equivalent per day for the second and third quarters and then to increase to more than 400 thousand barrels of oil equivalent per day for the fourth quarter.

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Our worldwide oil and natural gas production in 2007 is expected to be affected by several factors.

Reductions in the second and third quarters will result from:

     o The sale of our interests in the Scott and Telford Fields in the UK North Sea,
     o A decision to reduce natural gas sales from the Cromarty Field during the second and third quarters, in response to market conditions in the United Kingdom,
     o    The scheduled maintenance of our North Sea facilities, and
     o A 40 day planned shut down at the Malaysia-Thailand JDA during the third quarter to install facilities required for Phase 2 development.

Growth during the year will come from:

     o The ramp-up in production from the Okume Complex in Equatorial Guinea throughout the year,
     o The start-up of natural gas production from the Pangkah Field, in Indonesia, in May, and
     o The commencement of production from the Genghis Khan Field, in the deepwater Gulf of Mexico, in the third quarter.

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Our field developments continue to make good progress. In the deepwater Gulf of
Mexico, our Shenzi development, in which Hess has a 28% interest, remains on schedule for initial production in mid-2009. The CR Luigs drillship is on location drilling development wells and all major contracts have been awarded. Construction of the TLP and topsides is underway and is on schedule and on budget.

The focus of our exploration drilling program this year will be appraisal drilling in the deepwater Gulf of Mexico and the commencement of exploration drilling in Australia in the fourth quarter.

In the deepwater Gulf of Mexico, appraisal drilling at our Pony discovery, in which we have a 100% interest, is continuing. The results of the Pony #2 well are expected by the end of the second quarter. In addition, appraisal activities at the Tubular Bells discovery in which Hess has a 20% working interest will include a #3 well which is expected to spud in the fourth quarter of 2007. As a result of the success of the #2 well and sidetrack, we have increased the gross reserve estimate to 200-400 million barrels.

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Lastly, in the first quarter we acquired a 100% interest in an exploration license in the Carnarvon Basin offshore Western Australia. During the fourth quarter of 2007 and extending into early 2008, we will acquire 3-D seismic over the entire 780,000 acre block and drill four exploration wells.

With regard to Marketing and Refining, our first quarter 2007 financial results strengthened versus the year ago quarter. In Refining, our results benefited from strong margins and operations, especially at our HOVENSA joint venture. In Energy Marketing, increased natural gas sales and higher margins contributed to improved financial performance. Lastly, in Retail Marketing, our business benefited from increased convenience store sales and higher gasoline margins than a year ago, but was negatively impacted by rising wholesale gasoline prices throughout the quarter.

I will now turn the call over to John Rielly.

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